Sub-Item 77H: Changes in Control of Registrant


As of May 31, 2013, the Goldman Sachs Tax Advantaged Global Equity Portfolio
 (the Portfolio)
owned 50.35% of the outstanding shares of the Fund. For so long as this investment represents a greater than 25% interest in the Fund, the Portfolio will be considered a control person of the Fund for purposes of the Investment Company Act of 1940, as amended. For so long as the Portfolio is a control person, in the event of a proxy affecting the Fund, the Portfolio will either mirror vote its shares or seek the advice of an independent proxy voting agent.